Exhibit 99.1

Revance Releases Fourth Quarter and Full Year 2017 Results

- Announces collaboration and license agreement with Mylan for proposed biosimilar to BOTOX® -
-Cash and investments of approximately $283 million as of December 31, 2017-

NEWARK, Calif., February 28, 2018 - Revance Therapeutics, Inc. (NASDAQ:RVNC), a biotechnology company developing neuromodulators for use in treating aesthetic and underserved therapeutic conditions, today announced results for the fourth quarter and full year ended December 31, 2017.

Recent Company Highlights and Upcoming Milestones for DaxibotulinumtoxinA for Injection (RT002)

•
Today announced a collaboration and license agreement with Mylan N.V. on a biosimilar to BOTOX® that will provide an upfront payment of $25 million to Revance, with contingent payments upon achievement of additional clinical, regulatory and sales milestones, plus sales royalties worldwide (except Japan).

•
Reported positive Phase 3 results from SAKURA 1 and SAKURA 2 pivotal trials of RT002 for the treatment of glabellar (frown) lines, which met all primary and secondary endpoints, and achieved 6-month duration in multiple secondary measurements. Revance expects to complete the SAKURA 3 open-label safety study in the second half of 2018.

•	Received Orphan Drug Designation for RT002 from the FDA for the treatment of cervical dystonia.

•
Completed an End-of-Phase 2 meeting with the FDA and received Scientific Advice from the Europe Medicines Agency (EMA) on its clinical program for RT002 in the treatment of moderate to severe isolated cervical dystonia. Revance plans to commence a Phase 3 program for the U.S. in the second quarter of 2018.

•	Reported interim Phase 2a results for RT002 in treating plantar fasciitis. Revance plans to initiate a second Phase 2 trial in plantar fasciitis with a modified design in the second half of 2018.

"As a company, our goal is to be innovative pioneers in neuromodulators. In 2017, our clinical trials demonstrated RT002’s ability to provide patients long-acting performance and duration of effect, with potentially just two treatments a year in both glabellar lines and cervical dystonia. We believe that RT002 has the potential to meaningfully enhance the quality of life for patients suffering from a wide array of diseases," said Dan Browne, President and Chief Executive Officer at Revance. "As we announced today, we are not only pursuing development and commercialization of our premium, long-acting RT002 neuromodulator, we are also leveraging our capabilities to produce a biosimilar to BOTOX in collaboration with Mylan.

"Looking ahead, we are preparing for a 2019 Biologics Licensing Application (BLA) filing for RT002 to treat glabellar lines, while increasing our pre-commercial initiatives as part of the Revance Product Launch Velocity Plan in facial aesthetics. In the clinic, we plan to focus on accelerating development efforts of RT002 for therapeutic indications. Down the road, we expect RT002 to drive meaningful growth in the approximately $4 billion global neuromodulator market."

Summary Financial Results
Cash and investments as of December 31, 2017 were $282.9 million.
Research and development expenses for the fourth quarter and full year ended December 31, 2017 were $21.0 million and $80.4 million, respectively, compared to $12.5 million and $50.4 million for the same periods in 2016, respectively. The change in research and development expenses is primarily due to the ongoing clinical trials for RT002 for the treatment of glabellar lines, cervical dystonia, and plantar fasciitis and increased costs to support manufacturing, quality efforts and research.
General and administrative expenses for the fourth quarter and full year ended December 31, 2017 were $11.9 million and $37.4 million, respectively, compared to $7.1 million and $29.1 million for the same periods in 2016, respectively. The increase in general and administrative expenses is primarily due to increased costs related to personnel and consulting costs and pre-commercial activities to support future product launches.
Total operating expenses for the fourth quarter and full year ended December 31, 2017 were $35.8 million and $120.7 million, respectively, compared to $26.7 million and $88.5 million for the same periods in 2016, respectively. Stock-based compensation for the fourth quarter and full year ended December 31, 2017 was $3.4 million and $13.2 million, respectively.

When excluding depreciation and stock-based compensation, total operating expenses for the fourth quarter and year ended December 31, 2017 were $32.0 million and $106.0 million, respectively.
Net loss for the fourth quarter and full year ended December 31, 2017 was $35.9 million and $120.6 million, respectively, compared to $26.8 million and $89.3 million for the same periods in 2016, respectively.
2018 Financial Outlook
Revance reiterates its financial guidance provided in January 2018. Revance expects cash burn for 2018 to be in the range of $117 to $137 million. Revance expects 2018 GAAP operating expense to be in the range of $128 to $154 million, which when excluding depreciation of $1 to $3 million and estimated stock-based compensation of $17 to $21 million, results in projected 2018 non-GAAP operating expense of $110 to $130 million, driven by increased research and development expenditure and launch preparation activities. With three clinical programs and preparations to file the BLA all underway, Revance anticipates 2018 GAAP research and development expense to be in the range of $84 to $101 million, which when excluding depreciation of $1 to $2 million and estimated stock-based compensation of $7 to $9 million, results in projected 2018 non-GAAP research and development expense of $76 to $90 million.
Conference Call
Individuals interested in listening to the conference call may do so by dialing (855) 453-3827 for domestic callers, or (484) 756-4301 for international callers and reference conference ID: 5054928; or from the webcast link in the investor relations section of the company's website at: www.revance.com.
A replay of the call will be available beginning February 28, 2018 at 4:30pm PT/7:30pm ET to March 1, 2018 at 4:30pm PT/7:30pm ET. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference conference ID: 5054928. The webcast will be available in the investor relations section on the company's website for 30 days following the completion of the call.
About Revance Therapeutics, Inc.
Revance Therapeutics is a biotechnology company developing neuromodulators for use in treating aesthetic and underserved therapeutic conditions, including muscle movement disorders and pain. The company’s lead drug candidate, DaxibotulinumtoxinA for Injection (RT002), is currently in development for the treatment of glabellar lines, cervical dystonia and plantar fasciitis, with the potential to be the first long-acting neuromodulator. Revance has developed a proprietary, stabilizing excipient peptide technology designed to create novel, differentiated therapies. The company has a comprehensive pipeline based upon its peptide technology, including injectable and topical formulations of daxibotulinumtoxinA. More information on Revance may be found at www.revance.com.
“Revance Therapeutics” and the Revance logo are registered trademarks of Revance Therapeutics, Inc.
BOTOX® is a registered trademark of Allergan, Inc.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Revance Therapeutics' 2018 Financial Outlook and other financial performance, the process and timing of, and ability to complete, current and anticipated future clinical development of our investigational drug product candidates, including but not limited to initiation and design of clinical studies for current and future indications, related results and reporting of such results; statements about our business strategy, timeline and other goals and market for our anticipated products, plans and prospects; and statements about our ability to obtain regulatory approval; and potential benefits of our drug product candidates and our technologies.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; our ability to obtain funding for our operations; our plans to research, develop, and commercialize our drug product candidates; our ability to achieve market acceptance of our drug product candidates; unanticipated costs or delays in research, development, and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our drug product candidates; our ability to successfully commercialize our drug product candidates and the timing of commercialization activities; the rate and degree of market acceptance of our drug product candidates; our ability to develop sales and marketing capabilities; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Revance's periodic filings with the Securities and Exchange Commission (the "SEC"), including factors described in the section entitled "Risk Factors" of our quarterly report on Form 10-Q filed November 3, 2017. These forward-looking statements speak only as of the date hereof. Revance disclaims any obligation to update these forward-looking statements.
Use of Non-GAAP Financial Measures
Revance has presented certain non-GAAP financial measures in this release. This release and the reconciliation tables included herein include total non-GAAP operating expense and non-GAAP R&D expense, both of which exclude depreciation and stock-based compensation. Revance excludes depreciation costs and stock-based compensation expense because management believes the exclusion of these items is helpful to investors to evaluate Revance's recurring operational performance. Revance management uses these non-GAAP financial measures to monitor and evaluate its operating results and trends on an on-going basis, and internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

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Contacts
INVESTORS
Revance Therapeutics, Inc.:
Jeanie Herbert
(714) 325-3584
jherbert@revance.com

Burns McClellan, Inc.:
Ami Bavishi
(212) 213-0006
abavishi@burnsmc.com

MEDIA
General Media:
TOGORUN:
Mariann Caprino
(917) 242-1087
m.caprino@togorun.com

Trade Media:
Nadine Tosk
(504) 453-8344
nadinepr@gmail.com

REVANCE THERAPEUTICS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	As of December 31,
	2017	2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$282,896	$63,502
Short-term investments	—	122,026
Prepaid expenses and other current assets	2,315	7,167
Total current assets	285,211	192,695
Property and equipment, net	9,250	10,585
Restricted cash	580	580
Other non-current assets	658	500
TOTAL ASSETS	$295,699	$204,360
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$6,805	$3,754
Accruals and other current liabilities	12,225	12,418
Financing obligations, current portion	1,872	3,475
Total current liabilities	20,902	19,647
Financing obligations, net of current portion	—	1,872
Derivative liabilities associated with Medicis settlement	2,613	2,022
Deferred rent	3,339	3,648
Other non-current liabilities	—	100
TOTAL LIABILITIES	26,854	27,289
Commitments and Contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share — 95,000,000 shares authorized both as of December 31, 2017 and 2016; 36,516,075 and 28,648,954 shares issued and outstanding as of December 31, 2017 and 2016, respectively	37	29
Additional paid-in capital	810,975	598,630
Accumulated other comprehensive loss	—	(45)
Accumulated deficit	(542,167)	(421,543)
TOTAL STOCKHOLDERS’ EQUITY	268,845	177,071
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$295,699	$204,360

REVANCE THERAPEUTICS, INC.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue	$37	$75	$262	$300
Operating expenses:
Research and development	21,004	12,530	80,361	50,381
General and administrative	11,887	7,100	37,398	29,075
Loss on impairment	2,927	7,111	2,927	9,059
Total operating expenses	35,818	26,741	120,686	88,515
Loss from operations	(35,781)	(26,666)	(120,424)	(88,215)
Interest income	411	230	1,410	1,170
Interest expense	(18)	(225)	(457)	(1,082)
Changes in fair value of derivative liabilities associated with the Medicis settlement	(380)	(13)	(591)	(608)
Other expense, net	(138)	(128)	(525)	(535)
Net loss	(35,906)	(26,802)	(120,587)	(89,270)
Unrealized gain (loss) and adjustment on securities included in net loss	42	(61)	45	(5)
Comprehensive loss	$(35,864)	$(26,863)	$(120,542)	$(89,275)
Basic and Diluted net loss attributable to common stockholders	$(35,906)	$(26,802)	$(120,587)	$(89,270)
Basic and Diluted net loss per share attributable to common stockholders	$(1.14)	$(0.95)	$(4.01)	$(3.18)
Basic and Diluted weighted-average number of shares used in computing net loss per share attributable to common stockholders	31,580,146	28,201,880	30,101,125	28,114,784

Revance Therapeutics, Inc.
2017 Financial Results

Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
(In thousands)

	Quarter Ended December 31, 2017	Year Ended December 31, 2017
Operating expense:
GAAP operating expense	$35,818	$120,686
Adjustments:
Stock-based compensation	(3,410)	(13,230)
Depreciation	(372)	(1,468)
Non-GAAP operating expense	$32,036	$105,988

Revance Therapeutics, Inc.
2018 Financial Guidance

Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
(In thousands)

	Fiscal Year
	2018
	Low	High
Operating expense:
GAAP operating expense	$128,000	$154,000
Adjustments:
Stock-based compensation	(17,000)	(21,000)
Depreciation	(1,000)	(3,000)
Non-GAAP operating expense	$110,000	$130,000

Reconciliation of GAAP R&D Expense to Non-GAAP R&D Expense
(In thousands)

	Fiscal Year
	2018
	Low	High
R&D expense:
GAAP R&D expense	$84,000	$101,000
Adjustments:
Stock-based compensation	(7,000)	(9,000)
Depreciation	(1,000)	(2,000)
Non-GAAP R&D expense	$76,000	$90,000